Exhibit 99.1

Chenghe Acquisition Co. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing June 23, 2022

Singapore – June 20, 2022 – Chenghe Acquisition Co. (the “Company”) announced today that, commencing June 23, 2022, holders of the units sold in the Company’s initial public offering of 11,500,000 units, completed on May 2, 2022, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “CHEAU,” and the shares of Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “CHEA” and “CHEAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, Email: prospectus@morganstanley.com.

Morgan Stanley & Co. LLC is acting as the representative of the several Underwriters. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on April 27, 2022, Eastern Standard Time. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chenghe Acquisition Co.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business, industry or location, it intends to focus on financial technology or technology-enabled financial service companies, including artificial intelligence, big data, cloud and blockchain-related initiatives in Asian markets, which can benefit from the expertise and capabilities of the Company’s management team to create long-term shareholder value. However, the Company will not undertake its initial business combination with any entity based in or with its principal business operations in Mainland China, Hong Kong or Macau.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.